Exhibit 10.1
VALUEVISION MEDIA, INC.

Performance Stock Option Award Agreement
Under the 2011 Omnibus Incentive Plan

ValueVision Media, Inc. (the “Company”), pursuant to its 2011 Omnibus Incentive Plan (the “Plan”), hereby grants to you, the Optionee named below, an Option to purchase the number of shares of the Company's common stock shown in the table below (the “Option Shares”) at the specified exercise price per share. The terms and conditions of this Option Award are set forth in this Agreement, consisting of this cover page and the Option Terms and Conditions on the following pages, and in the Plan document which is attached. To the extent any capitalized term used in this Agreement is not defined, it shall have the meaning assigned to it in the Plan as it currently exists or as it is amended in the future.

Name of Optionee:**[_______________________]
Option Shares:**[_______]	Grant Date:__________, 20__
Exercise Price Per Share:$**[4.00]	Expiration Date:__________, 20__
Vesting and Exercise Schedule:
Dates Date Average Closing Price equals or exceeds $6.00 Date Average Closing Price equals or exceeds $8.00 Date Average Closing Price equals or exceeds $10.00	Number of Option Shares as to Which Option Becomes Vested and Exercisable [50%] (First Tranche) [25%] (Second Tranche) [25%] (Third Tranche)

By signing below or otherwise evidencing your acceptance of this Agreement in a manner approved by the Company, you agree to all of the terms and conditions contained in this Agreement and in the Plan document. You acknowledge that you have reviewed these documents and that they set forth the entire agreement between you and the Company regarding your rights and obligations in connection with this Option Award.

OPTIONEE:    VALUEVISION MEDIA, INC.

By:________________________________
Title:_______________________________

ValueVision Media, Inc.
2011 Omnibus Incentive Plan
Performance Stock Option Award Agreement

Option Terms and Conditions

1.    Non-Statutory Stock Option. This Option is not intended to be an “incentive stock option” within the meaning of Section 422 of the Code and will be interpreted accordingly.

2.    Timing of Vesting and Exercisability. So long as your Service to the Company and its Affiliates has not ended, this Option will vest and become exercisable as provided in this Section 2.

(a)Scheduled Vesting. This Option will vest and become exercisable as to the number of Option Shares specified in the Vesting and Exercise Schedule on the cover page to this Agreement on each of the dates the Average Closing Price (as defined in Section 2(b) below) of a Share equals or exceeds the applicable dollar amount specified in the Vesting and Exercise Schedule. The dollar amounts specified in the Vesting and Exercise Schedule to be achieved as conditions precedent to the vesting and exercisability of specified tranches of the Option Shares shall or may be subject to equitable adjustment by the Committee under the circumstances specified in Section 12(a) of the Plan. The Vesting and Exercise Schedule is cumulative, meaning that to the extent the Option has not already been exercised and has not expired, terminated or been forfeited, you or the person otherwise entitled to exercise the Option as provided in this Agreement may at any time purchase all or any portion of the Option Shares that may then be purchased under that Schedule.

(b)Definition of Average Closing Price. For purposes of this Agreement, and except as otherwise provided in Section 10(a) below, the “Average Closing Price” means the average closing sale price of a Share on the Nasdaq Stock Market (or such other registered national securities exchange that is then the principal exchange on which Shares are traded) for any period of 20 consecutive trading days.

(c)Limitation on Scheduled Vesting. Notwithstanding Section 2(a) of this Agreement, if the First Tranche of Option Shares identified in the Vesting and Exercise Schedule has not yet vested on or before the third anniversary of the Grant Date because the Average Closing Price has not reached the prescribed level, then this Option will be forfeited in its entirety. If, however, the First Tranche of Option Shares has vested on or before the third anniversary of the Grant Date, then the vesting of the Second and Third Tranches of Option Shares identified in the Vesting and Exercise Schedule may occur at any time on or before the fifth anniversary of the Grant Date. To the extent either or both of the Second and Third Tranches of Option Shares have not vested on or before the fifth anniversary of the Grant Date, any unvested portion of this Option shall immediately be forfeited.

(d)Possible Accelerated Vesting. Vesting and exercisability of this Option may be accelerated during the term of the Option under the circumstances described in Section 10 of this Agreement, and at the discretion of the Committee in accordance with Section 3(b)(2) of the Plan.

3.    Expiration. This Option will expire and will no longer be exercisable at 5:00 p.m. Central Time on the earliest of:

(a)	the Expiration Date specified on the cover page of this Agreement;

(b)	upon your termination of Service for Cause;

(c)	upon the expiration of any post-termination exercise period specified in Section 6(e) of the Plan or Section 10(b) of this Agreement; or

(e)	the date (if any) fixed for termination or cancellation of this Option pursuant to Section 10(c) of this Agreement.

4.    Service Requirement. If your Service with the Company and all of its Affiliates terminates while this Option is outstanding, you will forfeit any unvested portion (and, in the case of a termination for Cause, any unexercised portion) of this Option as provided in Section 6(e) of the Plan. Except as otherwise provided in Section 6(e) of the Plan and Section 10 of this Agreement, this Option may be exercised only while you continue to provide Service to the Company or any Affiliate, and then only if you have continuously provided such Service since the Grant Date.

5.    Exercise of Option. Subject to Section 4, the vested and exercisable portion of this Option may be exercised by delivering written or electronic notice of exercise to the Company at the principal executive office of the Company, to the attention of the Company's Corporate Secretary or the party designated by such officer (which written or electronic notice will state the number of Shares to be purchased and the manner in which the exercise price will be paid, and must be signed or otherwise authenticated by the person exercising this Option), or by such other means as the Committee may approve. If the person exercising this Option is not the Optionee, he/she also must submit appropriate proof of his/her right to exercise this Option.

6.    Payment of Exercise Price. When you submit your notice of exercise, you must include payment of the exercise price of the Shares being purchased through one or a combination of the following methods:

(a)    cash (including check, bank draft or money order payable to the Company);

(b)    to the extent permitted by law, a broker-assisted cashless exercise in which you irrevocably instruct a broker to deliver proceeds of a sale of all or a portion of the Option Shares for which the Option is being exercised (or proceeds of a loan secured by such Shares) to the Company in payment of the purchase price of such Option Shares;

(c)    by delivery to the Company or its designated agent of unencumbered Shares having an aggregate Fair Market Value on the date of exercise equal to the purchase price of the Option Shares for which the Option is being exercised; or

(d)
by having the Company withhold a number of Shares that would otherwise be delivered to you upon exercise, such number of Shares to be withheld having an aggregate Fair Market Value on the date of exercise equal to the purchase price of the Option Shares for which the Option is being exercised.

However, if the Committee determines, in any given circumstance, that payment of the exercise price with Shares is undesirable for any reason, you will not be permitted to pay any portion of the exercise price in that manner.

7.    Withholding Taxes. You may not exercise this Option in whole or in part unless you make arrangements acceptable to the Company for payment of any federal, state, local or foreign withholding taxes that may be due as a result of the exercise of this Option. You hereby authorize the Company (or any Affiliate) to withhold from payroll or other amounts payable to you any sums required to satisfy such withholding tax obligations, and otherwise agree to satisfy such obligations in accordance with the provisions of Section 14 of the Plan. If you wish to satisfy some or all of such withholding tax obligations by delivering Shares you already own or by having the Company withhold a portion of the Shares that would otherwise be issued to you upon exercise of the Option, you must make such a request which shall be subject to approval by the Committee. Delivery of Shares upon exercise of this Option is subject to the satisfaction of applicable withholding tax obligations.

8.    Issuance of Shares. As soon as practicable after the Company receives the notice of exercise and payment of the exercise price as provided above, and determines that all conditions to exercise, including Section 7 of this Agreement, have been satisfied, it will arrange for the issuance of the Shares being purchased. The Company will pay any original issue or transfer taxes with respect to the issue and transfer of the Shares to you, and all fees and expenses incurred by it in connection therewith. All Shares so issued will be fully paid and nonassessable. Notwithstanding anything to the contrary in this Agreement, the Company will not be required to issue or deliver any Shares prior to the completion of such registration or other qualification of such Shares under any state or federal law, rule or regulation as the Company may determine to be necessary or desirable.

9.    Transfer Restrictions Upon Issued Shares. Except as otherwise provided in this Section 9, the Net Shares (as defined in Section 9(a) below) issued upon an exercise of this Option may not be sold, transferred, assigned, pledged or otherwise encumbered or disposed of for a period of one year after the applicable exercise date on which such Shares were acquired.

(a)Definition of Net Shares. For purposes of this Agreement, the “Net Shares” issued upon an exercise of this Option means the number of Option Shares as to which this Option is then being exercised minus (i) a number of Shares having an aggregate Fair Market Value on the date of exercise equal to the purchase price of the Option Shares for which the Option is then being exercised, and minus (ii) a number of Shares having an aggregate Fair Market Value on the date of exercise equal to the amount of taxes required to be withheld in connection with the exercise, determined in accordance with your minimum required tax withholding rate.

(b)No Requirement to Pay Exercise Price or Withholding Taxes in Shares. Neither the requirement that the Net Shares issuable upon a Option exercise be subject to transfer restrictions nor the manner of determining the number of Net Shares shall be construed as requiring you to pay an Option exercise price or any withholding taxes by means of the withholding of Option Shares otherwise issuable upon the exercise of this Option. To the extent that you elect to satisfy these obligations in a manner other than by a withholding of Option Shares otherwise issuable, only the portion of the Shares issued that constitute Net Shares will be subject to the transferability restriction imposed by this Section 9.

(c)Lapse of Transfer Restrictions. The one year restriction on transferability that would otherwise be imposed on Net Shares by this Section 9 shall lapse if your Service to the Company and its Affiliates is terminated by the Company or any Affiliate without Cause, or as a result of your death or Disability.

(d)Enforcing Transfer Restrictions. The Secretary of the Company, or the Company's transfer agent, will hold any certificate evidencing Net Shares during the restriction on transferability, or cause such Net Shares to be maintained in a book entry account, until the transferability restrictions imposed by this Section 9 lapse. Until that time, any certificate(s) issued for Net Shares will bear an appropriate legend referring to the transfer restrictions on the Net Shares evidenced thereby, and any book entry accounts that reflect the issuance of such Net Shares will be accompanied by a comparable notation regarding applicable transfer restrictions.

10.    Change in Control. The following provisions apply to this Option in the event of a Change in Control.

(a)Effect on Average Closing Price. With respect to a Change in Control that involves a Corporate Transaction, the per Share fair market value (as determined in good faith by the Committee) of the consideration to be received by the Company or its shareholders in the Corporate Transaction shall be deemed the Average Closing Price for purposes of determining the degree to which this Option is vested as of or immediately prior to the effective time of the Corporate Transaction.

(b)Continuation, Assumption or Replacement of Option. If this Option is continued, assumed or replaced in connection with a Change in Control as contemplated by Section 12(b)(1) of the Plan (for Corporate Transactions) or Section 12(c) of the Plan, then to the extent the First Tranche of this Option has not already vested pursuant to Section 2(a), that portion of the Option shall immediately vest and become exercisable if you experience an involuntary termination of Service for reasons other than Cause within one year after the effective time of the Change in Control. To the extent this Option has become vested and exercisable as of your involuntary termination of Service for reasons other than Cause within one year after the effective time of a Change in Control, including pursuant to this Section 10(b), it shall remain exercisable for one year following your termination of Service (but in no event later than the Expiration Date).

(c)Corporate Transactions Where Option Not Continued, Assumed or Replaced. If this Option is not continued, assumed or replaced in connection with a Corporate Transaction as contemplated by Section 12(b)(1) of the Plan, then to the extent the First Tranche of this Option has not already vested pursuant to Section 2(a), that portion of the Option shall vest and become exercisable prior to the effective time of the Corporate Transaction in the manner provided in Section 12(b)(2) of the Plan, and this Option shall terminate at the effective time of the Corporate Transaction. Alternatively, the Committee may provide for the cancellation of this Option at or immediately prior to the effective time of the Corporate Transaction in exchange for a payment to you calculated in the manner described in Section 12(b)(3) of the Plan, except that the calculation of such payment shall be based only upon that number of Option Shares subject to the then vested and exercisable portion of the Option, after giving effect to any acceleration of vesting called for by this Section 10(c).

11.    Transfer of Option. During your lifetime, only you (or your guardian or legal representative in the event of legal incapacity) may exercise this Option except in the case of a transfer described below. You may not assign or transfer this Option other than (i) a transfer upon your death in accordance with your will, by the laws of descent and distribution or pursuant to a beneficiary designation submitted in accordance with Section 6(d) of the Plan, or (ii) pursuant to a qualified domestic relations order. Following any such transfer, this Option shall continue to be subject to the same terms and conditions that were applicable to this Option immediately prior to its transfer and may be exercised by such permitted transferee as and to the extent that this Option has become exercisable and has not terminated in accordance with the provisions of the Plan and this Agreement.

12.    No Shareholder Rights Before Exercise. Neither you nor any permitted transferee of this Option will have any of the rights of a shareholder of the Company with respect to any Shares subject to this Option until an appropriate book entry in the Company's stock register has been made or a certificate evidencing such Shares has been issued. No adjustments shall be made for dividends or other rights if the applicable record date occurs before an appropriate book entry has been made or your stock certificate has been issued, except as otherwise described in the Plan.

13.    Discontinuance of Service. This Agreement does not give you a right to continued Service with the Company or any Affiliate, and the Company or any such Affiliate may terminate your Service at any time and otherwise deal with you without regard to the effect it may have upon you under this Agreement.

14.    Governing Plan Document. This Agreement and Option are subject to all the provisions of the Plan, and to all interpretations, rules and regulations which may, from time to time, be adopted and promulgated by the Committee pursuant to the Plan. If there is any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan will govern.

15.    Choice of Law. This Agreement will be interpreted and enforced under the laws of the state of Minnesota (without regard to its conflicts or choice of law principles).

16.    Binding Effect. This Agreement will be binding in all respects on your heirs, representatives, successors and assigns, and on the successors and assigns of the Company.

17.    Notices. Every notice or other communication relating to this Agreement shall be in writing and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided. Unless and until some other address is so designated, all notices or communications by you to the Company shall be mailed or delivered to the Company at its office at 6740 Shady Oak Road, Eden Prairie, MN 55344, fax 952‑943‑6111, and all notices or communications by the Company to you may be given to you personally or may be mailed to you at the address indicated in the Company's records as your most recent mailing address.
By signing the cover page of this Agreement or otherwise accepting this Award in a manner approved by the Company, you agree to all the terms and conditions contained in this Agreement and in the Plan document.